Exhibit (17)(f)

                                THE ROXBURY FUNDS


                              Roxbury Mid-Cap Fund



                         Roxbury Small-Cap Growth Fund


                               of WT Mutual Fund



                              Institutional Shares

________________________________________________________________________________


                              P R O S P E C T U S



                                November 1, 2006

                              Roxbury Mid-Cap Fund
                         Roxbury Small-Cap Growth Fund

                                of WT Mutual Fund
                              Institutional Shares
________________________________________________________________________________

                       PROSPECTUS DATED NOVEMBER 1, 2006


     This prospectus contains important information about these mutual funds, including information on their investment policies, risks and fees. For your own benefit and protection, please read it before you invest, and keep it on hand for future reference.

     These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission determined whether this prospectus is accurate or complete. Anyone who tells you otherwise is committing a criminal offense.

__________________________________________________________________________________________________________________

TABLE OF CONTENTS
__________________________________________________________________________________________________________________

                                          FUND DESCRIPTIONS

A look at the goals, strategies,               Summary ......................................................... 3
risks, expenses and financial                  Performance Information ......................................... 5
history of the Funds.                          Fees and Expenses ............................................... 8
                                               Example ......................................................... 8
                                               Investment Objective ............................................ 9
                                               Primary Investment Strategies ................................... 9
                                               Additional Risk Information .....................................12
                                               Financial Highlights.............................................14

Details about the service                 MANAGEMENT OF THE FUNDS
providers.
                                               Investment Adviser ..............................................16
                                               Fund Managers ...................................................16
                                               Service Providers ...............................................18

Policies and instructions for             SHAREHOLDER INFORMATION
opening, maintaining and
closing an account in the                      Pricing of Shares ...............................................19
Funds.                                         Purchase of Shares ..............................................19
                                               Redemption of Shares ............................................20
                                               Exchange of Shares ..............................................23
                                               Distributions ...................................................24
                                               Taxes ...........................................................24

Details on the Funds' share               DISTRIBUTION ARRANGEMENTS
classes.
                                               Share Classes ...................................................26

                                          FOR MORE INFORMATION..................................................27

                              Roxbury Mid-Cap Fund
                         Roxbury Small-Cap Growth Fund

                              Institutional Shares
________________________________________________________________________________

                                FUND DESCRIPTIONS
________________________________________________________________________________

SUMMARY
________________________________________________________________________________

Investment Objectives               o    The Roxbury Mid-Cap Fund (the "Mid-Cap
                                         Fund ")seeks superior long-term growth
                                         of capital.

                                    o    The Roxbury Small-Cap Growth Fund (the
                                         "Small-Cap Fund") seeks to achieve
                                         long-term capital appreciation.
________________________________________________________________________________

Investment Focus                    o    Equity (or equity-related) securities
________________________________________________________________________________

Share Price Volatility              o    High
________________________________________________________________________________

Principal Investment
     Strategies                     o    The Mid-Cap Fund invests, under normal
                                         market conditions, at least 80% of its
                                         assets in securities of companies with
                                         market capitalizations, at the time of
                                         purchase, consistent with the
                                         capitalization ranges of the Russell
                                         MidCap and S&P MidCap 400 Indices.

                                    o    The Small-Cap Fund invests, under
                                         normal market conditions, at least 80%
                                         of its assets in securities of
                                         companies with market capitalizations,
                                         at the time of purchase, consistent
                                         with the capitalization ranges of the
                                         Russell 2000 and S&P SmallCap 600
                                         Indices.

                                    o    The Funds may invest in securities
                                         (including preferred stock, warrants
                                         and debentures) convertible into or
                                         exercisable for common stock and
                                         certain option and financial futures
                                         contracts ("derivatives"). The Funds
                                         may also invest in foreign securities,
                                         including American Depositary Receipts.
________________________________________________________________________________

Principal Risks                     o    An investment in a Fund is subject to
                                         the risks summarized below, which are
                                         further described under "Additional
                                         Risk Information."

                                    o    It is possible to lose money by
                                         investing in the Funds. There is no
                                         guarantee that the stock market or the
                                         securities that a Fund buys will
                                         increase in value.

                                    o    The Funds' share prices will fluctuate
                                         in response to changes in the market
                                         value of the Funds' underlying
                                         investments. Market value changes
                                         result from business developments
                                         affecting an issuer as well as general
                                         market and economic conditions.

                                    o    The Funds are subject to greater
                                         volatility than funds that invest in
                                         large-cap companies. Mid-cap and
                                         small-cap companies may be more
                                         vulnerable than large-cap companies to
                                         adverse business or economic
                                         developments, their securities may be
                                         less liquid and more volatile than
                                         securities of larger companies and may
                                         suffer significant losses.

                                    o    Growth-oriented investments may be more
                                         volatile than the rest of the U.S.
                                         stock market as a whole.

                                    o    Investments in a foreign market are
                                         subject to foreign security risk and
                                         the risk of losses caused by changes in
                                         foreign currency exchange rates.

                                    o    The use of derivatives may expose a
                                         Fund to additional risks that it would
                                         not be subject to if it invested
                                         directly in securities underlying those
                                         derivatives. These risks may cause a
                                         Fund to experience higher losses than a
                                         fund that does not use derivatives.

                                    o    The performance of the Funds will
                                         depend on whether or not the investment
                                         adviser is successful in pursuing the
                                         Funds' investment strategies.

                                    o    The Funds are also subject to other
                                         risks which are described under "Addi-
                                         tional Risk Information."
________________________________________________________________________________

Investor Profile                    Investors who want the value of their
                                    investment to grow and who are willing to
                                    accept more volatility for the possibility
                                    of higher returns.
________________________________________________________________________________

________________________________________________________________________________

PERFORMANCE INFORMATION
________________________________________________________________________________

                              Roxbury Mid-Cap Fund

     The bar chart and performance table illustrate the risks and volatility of an investment in the Fund by showing changes in the Fund's performance from calendar year to calendar year and by showing how the Fund's average annual returns for one and five years and since inception, both before and after taxes, compared with those of the Russell MidCap Growth Index, which is a broad measure of market performance. The performance shown is for the Investor Shares of the Fund, as the Institutional Shares have not had a full calendar year of performance as of the date of this prospectus. Returns of Institutional Shares will differ to the extent that they have different expenses. Specifically, Investor Shares are subject to a 0.25% shareholder service fee. Total returns for Investor Shares would have been lower than shown below had certain fees and expenses not been waived and/or reimbursed. The Fund's past performance, both before and after taxes, does not necessarily indicate how the Fund will perform in the future.

          Annual Total Returns for the Calendar Years Since Inception

               [BAR CHART WAS REPRESENTED IN THE PRINTED MATERIAL]

                               Performance Years

       Calendar Year-to-Date Total Return as of September 30, 2006: 3.85%



                         Best Quarter              Worst Quarter
                         ____________              _____________

                            21.14%                    -21.76%
                        (June 30, 2003)         (September 30, 2002)

Investor Class
Average Annual Total Returns as of                                                            Since Inception
December 31, 2005                                  1 Year             5 Years               (December 14, 2000)
____________________________________________     __________         ____________          _________________________

Before Taxes                                        8.59%              4.84%                       4.71%
After Taxes on Distributions (1,2)                  7.65%              4.51%                       4.39%
After Taxes on Distributions and Sales
     of Fund Shares (1,2)                           5.99%              4.00%                       3.89%
Russell Midcap Growth Index (reflects
     no deduction for fees, expenses or
     taxes) (3)                                    12.10%              1.38%                       1.38%


(1) These figures assume the reinvestment of dividends and capital gain distributions.
(2) After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your tax situation and may differ from those shown and are not relevant if you hold your shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.
(3) The Russell MidCap Growth Index is constructed to provide a comprehensive barometer of the mid-cap growth market.

                         Roxbury Small-Cap Growth Fund

     The bar chart and the performance table below illustrate the risks and volatility of an investment in the Fund for the past calendar year and show how the average annual total returns for one year and since inception, before and after taxes, compare with those of the Russell 2000 Growth Index, which is a broad measure of market performance. Total return would have been lower had certain fees and expenses not been waived and/or reimbursed. Of course, the Fund's past performance, both before and after taxes, does not necessarily indicate how the Fund will perform in the future.

           Annual Total Return for the Calendar Years Since Inception

               [BAR CHART WAS REPRESENTED IN THE PRINTED MATERIAL]

                               Performance Years

       Calendar Year-to-Date Total Return as of September 30, 2006: 4.14%



                         Best Quarter              Worst Quarter
                         ____________              _____________

                           12.76%                     -7.58%
                      December 31, 2004          September 30, 2004


Institutional Shares                                                                              Since Inception
Average Annual Total Returns as of December 31, 2005                          1 Year             (January 2, 2003)
__________________________________________________________________          __________        _________________________

Return Before Taxes                                                            7.68%                   24.52%
Return After Taxes on Distributions (1)                                        7.62%                   23.83%
Return After Taxes on Distributions and Sale of Shares (1)                     5.06%                   21.02%
Russell 2000 Growth Index (reflects no deductions for fees,
     expenses or taxes) (2)                                                    4.15%                   20.93%


(1) After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on your tax situation and may differ from those shown and are not relevant if you hold your shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.
(2) The Russell 2000 Growth Index is constructed to provide a comprehensive barometer of the small-cap growth market.

________________________________________________________________________________

FEES AND EXPENSES
________________________________________________________________________________

     The table below describes the fees and expenses that you may pay if you buy and hold Institutional Shares of the Funds.


Shareholder Fees (fees paid directly from your investment)  Institutional Shares
_________________________________________________________   ____________________

Maximum sales charge (load) imposed on purchases (as
     a percentage of offering price)                               None
Maximum deferred sales charge                                      None
Maximum sales charge imposed on reinvested dividends
     (and other distributions)                                     None
Redemption fee (1)                                                1.00%
Exchange fee (1)                                                  1.00%



(1) Institutional Shares of the Mid-Cap and Small-Cap Funds are subject to a 1.00% redemption fee only if redeemed or exchanged within the first 60 days after purchase. See "Redemption of Shares" and "Exchange of Shares" for additional information.

Annual Fund Operating Expenses (expenses that are deducted from Fund assets):

                                                 Mid-Cap Fund   Small-Cap Fund
                                                 ____________   ______________

Management fees(1)                                  0.75%           1.00%
Distribution (Rule 12b-1) fees                      None            None
Other expenses                                      1.34%           0.25%

Total annual Fund operating expenses                2.09%           1.25%

Waivers/Reimbursements                            (0.79)%(2,3)    (0.01)%(3)

Total net expenses                                  1.30%(2,3)      1.24%(3)

(1) The Mid-Cap Fund pays Roxbury a monthly advisory fee at the annual rate of 0.75% of the Fund's first $1 billion of average daily net assets; 0.70% of the next $1 billion of average daily net assets; and 0.65% of the Fund's average daily net assets in excess of $2 billion. The Small-Cap Fund pays Roxbury a monthly advisory fee at the annual rate of 1.00% of the Fund's first $1 billion of average daily net assets; 0.95% of the next $1 billion of average daily net assets; and 0.90% of the Fund's average daily net assets in excess of $2 billion.
(2) For Institutional Shares, the Adviser has a contractual obligation to waive a portion of its fees and assume certain expenses of the Mid-Cap Fund to limit the Total annual Fund operating expenses to 1.30%. The waiver will remain in effect through November 1, 2015 for the Institutional Shares of the Mid-Cap Fund.
(3) The administrator and accounting agent has a contractual obligation through September 2008 to waive certain flat rate fees associated with a Fund with average daily net assets below $75 million.

________________________________________________________________________________

EXAMPLE
________________________________________________________________________________

     This Example is intended to help you compare the cost of investing in Institutional Shares of a Fund with the cost of investing in other mutual funds. The Example below shows what you would pay if you invested $10,000 over the various time periods indicated. The Example assumes that:

     o    you reinvested all dividends and other distributions;

     o    the average annual return was 5%;

     o a Fund's total operating expenses (reflecting contractual waivers and reimbursements) are charged and remain the same over the time periods; and

     o    you redeemed all of your investment at the end of each time period.

     Although your actual cost may be higher or lower, based on these assumptions, your costs would be:

 Institutional Shares                                  1 Year            3 Years          5 Years            10 Years
_____________________                                 ________          _________        _________          __________

 Mid-Cap Fund                                           $132              $412             $ 713               $1,678
 Small-Cap Fund                                         $126              $395               684               $1,509


     The above example is for comparison purposes only and is not a representation of a Fund's actual expenses and returns, either past or future.

________________________________________________________________________________

INVESTMENT OBJECTIVE
________________________________________________________________________________

     The Roxbury Mid-Cap Fund seeks superior long-term growth of capital. The Roxbury Small-Cap Growth Fund seeks to achieve long-term capital appreciation. The investment objective of each Fund may not be changed without shareholder approval.

     There is no guarantee that any Fund will achieve its investment objective.

________________________________________________________________________________

PRIMARY INVESTMENT STRATEGIES
________________________________________________________________________________

     The Roxbury Mid-Cap Fund, under normal market conditions, invests at least 80% of its assets in the following equity (or equity-related) securities:

     o common stocks of corporations that are judged by the investment adviser to have strong growth characteristics and, with respect to at least 80% of the Fund's assets, at the time of purchase, have a market capitalization consistent with the capitalization ranges of the Russell MidCap and S&P MidCap 400 Indices ( "mid-cap company ")

     o    securities convertible into mid-cap companies

     o    options on common stock or options on stock indices

     The Fund invests in high quality, growing companies trading at reasonable valuations. It looks for seasoned businesses that can continue to grow in a variety of environments, experienced management teams, and emerging new leaders in technology and other industries. Such companies generally have favorable competitive positions, strong financials, and a commitment to enhancing shareholder value. Other common characteristics of the Fund's portfolio holdings include: effective management teams, proprietary technologies, free cash flow generation, low cost production, and high barriers to entry.

     The investment process is designed to produce a portfolio of relatively predictable companies with above-average and sustainable growth rates, strong financial strength, high returns of equity and favorable valuation metrics.

     All holdings are monitored closely. Holdings may be sold when companies become overvalued, more attractive investments are identified, poor relative price performance persists, and/or the fundamentals have weakened.

     Mid-cap companies are those whose capitalization is consistent with the capitalization range of the Russell MidCap and S&P MidCap 400 Indices ("Indices") at the time of the Fund's investment. As of September 30, 2006, the range of market capitalization of companies that are in the Russell MidCap Index was between $600 million and $18.2 billion. As market conditions change, so will the capitalizations of the companies that make up the Indices. The investment adviser looks for quality, sustainable-growth stocks within the mid-cap portion of the market. At the time of initial purchase, an investment's market capitalization will fall within the capitalization range of the Indices. Due to market price adjustments or other events after the time of purchase, it is possible that an investment's market capitalization may drift above or below this range. Nevertheless, companies whose capitalization no longer meets this definition after purchase continue to be considered to have a mid-cap market capitalization for purposes of the 80% policy. The Fund is not limited to only mid-cap companies, and under normal market conditions, may invest up to 20% of its assets in stocks of companies within larger or smaller capitalizations.

     The Roxbury Small-Cap Growth Fund, under normal market conditions, invests at least 80% of its assets in the following equity (or equity-related) securities:

     o common stocks of U.S. corporations that are judged by the investment adviser to have strong growth characteristics or to be undervalued in the marketplace relative to underlying profitability and have a market capitalization which, at the time of purchase, is consistent with the capitalization ranges of the S&P SmallCap 600 and Russell 2000 Growth Indices ( "small-cap companies ")

     o options on, or securities convertible (such as convertible preferred stock, convertible bonds, warrants and debentures) into, the common stock of small-cap companies

     o    options on indices of the common stock of small-cap companies

     o contracts for either the future delivery, or payment in respect of the future market value, of certain indices of the common stock of small-cap companies, and options upon such futures contracts

     The research process for this Fund begins by screening a universe of stocks with market capitalizations of less than $2 billion and expected future earnings growth of greater than 15%. The managers then perform fundamental analysis to identify companies with the following characteristics: growing revenues, stable or expanding margins, low debt levels, solid cash flows, and high or potentially high returns on capital. Additional research is applied to the most promising candidates to uncover those companies with solid management that has executed well over time, strengthening competitive positions, and positive business and market trends. A valuation analysis is then performed to see whether the stock is attractively priced relative to its industry, historical range, and the overall market.

     A stock becomes a purchase candidate only if the portfolio managers are convinced there is a catalyst in place to provide for at least 15% stock price appreciation over the next 12 months.

     The Fund maintains a portfolio of approximately 60 to 90 stocks, which is constructed with the overall goal of mitigating risk. Stock positions are limited to a maximum 5% weighting and sector concentrations are /- 15% of the sector weightings of the benchmark index (Russell 2000 Growth Index).

     Stocks are sold for undervaluation, when the fundamentals weaken or if poor relative price performance persists.

     Small-cap companies are those whose capitalizations are consistent with the market capitalizations of companies in the S&P SmallCap 600 and Russell 2000 Growth Indices at the time of the Fund's investment. As of September 30, 2006, the range of market capitalizations represented by companies in the Russell 2000 Growth Index was between $26 million and $4.2 billion. Due to market price adjustments or other events after the time of purchase, it is possible that an investment's market capitalization may drift above or below this range. Nevertheless, a company whose capitalization no longer meets this definition after purchase continues to be considered to have a small market capitalization for purposes of the 80% policy. The Fund is not limited to only small-cap companies and under normal market conditions may invest up to 20% of its assets in stocks of companies in other capitalizations ranges.

     All Funds. The investment adviser selects securities that it believes exhibit strong growth characteristics. The investment adviser uses a bottom up approach to identify new investment opportunities and to evaluate existing investments on an ongoing basis to determine continued suitability. All investments undergo a valuation analysis to estimate their risk/reward characteristics.

     The 80% policy of each Fund may be changed upon sixty (60) days written notice to shareholders.

     The Funds may also invest in certain option and financial futures contracts ("derivatives") as well as foreign securities, including American Depositary Receipts ( "ADRs "). ADRs are negotiable certificates held in a U.S. bank representing a specific number of shares of a foreign stock traded on a U.S. stock exchange. ADRs make it easier for U.S. citizens to invest in foreign companies, due to the widespread availability of dollar-denominated price information, lower transaction costs, and timely dividend distributions. An American Depositary Share or ADS is the share issued under an ADR agreement which is actually traded.

     At the time of purchase, individual stock holdings may represent up to 5% of a Fund's value. However, due to market price fluctuations, individual stock holdings may exceed 5% of a Fund's value. The Funds may over or underweight certain industries and sectors based on the investment adviser's opinion of the relative attractiveness of companies within those industries and sectors. The Funds may not invest in more than 10% of the outstanding voting shares of a company.

     In order to respond to adverse market, economic, political or other conditions, the Funds may assume a temporary defensive position and invest without limit in commercial paper and other money market instruments that are rated investment grade by a nationally recognized statistical rating organization, or determined by the investment adviser to be of comparable quality. The result of this action may be that a Fund will be unable to achieve its investment objective.

     The frequency of portfolio transactions and a Fund's portfolio turnover rate will vary from year to year depending on the market. A higher portfolio turnover rate increases transaction costs (i.e., brokerage commissions) and adverse tax consequences for a Fund's shareholders. With frequent trading activity, a greater proportion of any dividends paid out by a Fund will be characterized as ordinary income, which is taxed at higher rates than long-term capital gains. Such factors may have the effect of lowering overall fund performance.

     The Funds also may use other strategies and engage in other investment practices, which are more fully described in the Funds' Statement of Additional Information ( "SAI ") which is available on the Funds' website at http://www.RoxburyFunds.com.

________________________________________________________________________________

ADDITIONAL RISK INFORMATION
________________________________________________________________________________

     The following is a list of certain risks that may apply to your investment in a Fund. Further information about investment risks is available in the Funds' SAI which is available on the Funds' website at http://www.RoxburyFunds.com.

     o Small Company Risk: Companies in which the Funds invest may be more vulnerable than larger companies to adverse business or economic developments. Small-cap and mid-cap companies may also have limited product lines, markets or financial resources, may be dependent on relatively small or inexperienced management groups and may operate in industries characterized by rapid technological obsolescence. Securities of such companies may be less liquid and more volatile than securities of larger companies and therefore may involve greater risk than investing in larger companies.

     o Growth Investing Risk: The risk that an investment in a growth-oriented fund may be more volatile than the rest of the U.S. market as a whole.

     o Derivatives Risk: Some of a Fund's investments may be referred to as "derivatives" because their value depends on, or is derived from, the value of an underlying asset, reference rate or index. These investments include options, futures contracts and similar investments that may be used in hedging, risk management, or other fund management purposes consistent with a Fund's investment objective. The market value of derivative instruments and securities is sometimes more volatile than that of other investments, and each type of derivative may pose its own special risks. As a fundamental policy, no more than 15% of a Fund's total assets may at any time be committed or exposed to derivative strategies.

     o Foreign Security Risk: Foreign investments involve risks relating to political, economic, regulatory or social instability, military action or unrest, or diplomatic developments and may be affected by actions of foreign governments adverse to the interest of U.S. investors.

     o Currency Risk: The risk related to investments denominated in foreign currencies. Foreign securities are usually denominated in foreign currency; therefore, changes in foreign currency exchange rates affect the net asset value of the Funds.

     o IPO Risk: The Funds may purchase securities of companies engaged in their initial public offerings ( "IPOs "). The price of securities purchased in IPOs can be very volatile. The effect of IPO investments on a Fund's performance depends on a variety of factors, including the number of IPOs a Fund invests in relative to the size of a Fund, and whether and to what extent a security purchased in an IPO appreciates or depreciates in value. As a Fund's asset base increases, IPOs often have a diminished effect on fund performance.

     o Liquidity Risk: The risk that certain securities may be difficult or impossible to sell at the time and the price that the seller would like. While the markets in securities of small companies have grown rapidly in recent years, such securities may trade less frequently and in smaller volumes than more widely held securities. The values of these securities may fluctuate more sharply than those of other securities, and a Fund may experience some difficulty in establishing or closing out positions in these securities at prevailing market prices. There may be less publicly available information about the issuers of these securities or less market interest in such securities than in the case of larger companies, and it may take a longer period of time for the prices of such securities to reflect the full value of their issuers' underlying earnings potential or assets. Forced liquidations of a Fund could result in adverse price fluctuations in securities held and in a Fund's overall value.

     o Market Risk: The risk that the market value of a security may fluctuate, sometimes rapidly and unpredictably. The prices of equity securities change in response to many factors including the historical and prospective earnings of the issuer, the value of its assets, general economic conditions, interest rates, investor perceptions and market liquidity.

     o Valuation Risk: The risk that a Fund has valued certain of its securities at a higher price than it can sell them.

________________________________________________________________________________

FINANCIAL HIGHLIGHTS
________________________________________________________________________________


     The financial highlights table is intended to help you understand a Fund's financial performance since inception. Certain information reflects financial results for a single Institutional Share of a Fund. The total returns in the tables represent the rate that you would have earned (or lost) on an investment in a Fund (assuming reinvestment of all dividends and other distributions). Financial highlights have been audited by Ernst & Young LLP, whose report, along with the Funds' financial statements, is included in the Annual Report, which is available without charge on the Funds' website at http://RoxburyFunds.com or by calling (800) 497-2960.

SMALL-CAP GROWTH FUND - INSTITUTIONAL SHARES


                                                            For the Fiscal Years        For the Period
                                                                 Ended June 30         January 2, 2003(1)
                                                       ____________________________         through
                                                         2006     2005       2004        June 30, 2003
                                                       _______   _______    _______    __________________

Net Asset Value - Beginning of Period ................ $ 16.66   $ 16.75    $ 12.76         $ 10.00
                                                       _______   _______    _______         _______

Investment Operations:

     Net investment loss (2) .........................   (0.15)    (0.17)     (0.25)          (0.09)
     Net realized and unrealized
          gain on investments ........................    3.17      0.43       4.64            2.85
                                                       _______   _______    _______         _______

          Total from investment operations ...........    3.02      0.26       4.39            2.76
                                                       _______   _______    _______         _______

Distributions:

          From net realized gains ....................   (0.06)    (0.35)     (0.40)              -
                                                       _______   _______    _______         _______

Net Asset Value - End of Period ...................... $ 19.62   $ 16.66    $ 16.75         $ 12.76
                                                       =======   =======    =======         =======

Total Return .........................................   18.17%    1.53%      34.67%          27.60%**

Ratios (to Average Net Assets)/Supplemental Data:(3)

     Expenses:
          Including waivers/reimbursements ..........     1.24%     1.36%      1.69%          1.75%*
          Excluding waivers/reimbursements ..........     1.25%     1.37%      1.79%           9.13%*
          Net investment loss .......................   (0.78)%   (1.04)%     1.53)%         (1.45)%*
Portfolio turnover rate .............................      144%      161%       172%             86%**
Net assets at end of period (000 omitted) ........... $198,835  $147,907   $ 50,317         $ 8,835


*    Annualized.
**   Not annualized.
(1)  Commencement of operations.

(2) The net investment loss per share was calculated using average shares outstanding method.

(3) For the periods prior to July 1, 2005, the Fund operated as a feeder fund in a master-feeder structure. The expense and net investment loss ratios include expenses allocated from the master fund, WT Investment Trust I -Small Cap Growth Series (the "Series "), and the portfolio turnover rate reflects investment activity of the Series. Effective July 1, 2005, the Fund no longer operated in a master-feeder structure.

MID-CAP FUND - INSTITUTIONAL SHARES

                                                                                       For the Period
                                                          For the Fiscal            February 8, 2005 (1)
                                                            Year Ended                    through
                                                          June 30, 2006                June 30, 2005
                                                        _________________     ___________________________________

Net Asset Value - Beginning of Period .................      $  5.84                     $   5.75
                                                            ________                     ________

Investment Operations:

     Net investment loss (2)...........................        (0.04)                       (0.02)
     Net realized and unrealized gain on investments ..         0.72                         0.11
                                                            ________                     ________

Total from investment operations ......................         0.68                         0.09
                                                            ________                     ________

Distributions:

     From net realized gains                                   (0.22)                           -
                                                            ________                     ________

Net Asset Value - End of Period .......................     $   6.30                     $   5.84
                                                            ========                     ========

Total Return ..........................................        11.84%                        1.57%**

Ratios (to Average Net Assets)/Supplemental Data: (3)

     Expenses:
          Including waivers/reimbursements ............         1.30%                        1.30%*
          Excluding waivers/reimbursements ............         2.09%                        3.50%*
     Net investment loss ..............................       (0.63%)                      (0.86)%*
Portfolio turnover rate ...............................          110%                         110%**
Net assets at end of period (000 omitted)..............     $    907                     $    1,079

*    Annualized.
**   Not Annualized.
(1)  Commencement of operations.
(2) The net investment loss per share was calculated using the average shares outstanding method.
(3) For the periods prior to July 1, 2005, the Fund operated as a feeder fund in a master-feeder structure. The expense and net investment loss ratios include expenses allocated from the master fund, WT Investment Trust I -Mid Cap Series (the "Series"), and the portfolio turnover reflects the investment activity of the Series. Effective July 1, 2005, the Fund no longer operated in a master-feeder structure.

                            MANAGEMENT OF THE FUNDS

     The Board of Trustees of WT Mutual Fund (the "Trust ") supervises the management, activities and affairs of the Funds and has approved contracts with various organizations to provide, among other services, the day-today management required by a Fund and its shareholders.

________________________________________________________________________________

INVESTMENT ADVISER
________________________________________________________________________________

     Roxbury Capital Management, LLC ("Roxbury"), 100 Wilshire Boulevard, Suite 1000, Santa Monica, California 90401, serves as the investment adviser to the Funds. As the Funds' investment adviser, Roxbury has overall responsibility for directing the Funds' investments. Roxbury provides investment advisory services to mutual funds and other institutional accounts, including corporations, union and pension accounts, foundations, and endowments, as well as to individuals. As of September 30, 2006, Roxbury had assets under management of approximately $3.2 billion.

     For the fiscal year ended June 30, 2006, Roxbury received, after waivers and reimbursements, an advisory fee of 0.16% and 1.00% of the average daily net assets of the Mid-Cap Fund and Small-Cap Fund, respectively. Roxbury may make payments to dealers, financial intermediaries or service providers out of its own resources, including revenue from the advisory fees received from a Fund. These payments may be made to compensate the recipient for marketing support services and shareholder service activities.

________________________________________________________________________________

FUND MANAGERS
________________________________________________________________________________

     Each Fund manager's business experience and educational background is provided below. The Funds' SAI provides additional information about the Fund managers' compensation, other accounts managed by the Fund managers and the managers' ownership of securities in the Funds.

     Roxbury Mid-Cap Fund

     Alfred J. Lockwood, CPA, CFA is the Portfolio Manager of the Mid-Cap Fund and is also responsible for general research on small to mid-cap companies. Mr. Lockwood's participation in Roxbury's Investment Committee provides additional access to research and investment ideas. Mr. Lockwood joined Roxbury in 1992 and is the manager of Roxbury's small to mid-cap strategies. He is Co-Chief Investment Officer and a member of Roxbury's Investment Committee. Mr. Lockwood's CPA background complements his securities analysis in researching mid-size growth companies. His previous experience as an Audit Manager for Ernst & Young exposed him to many company managements, primarily in the small to mid-cap areas and across a diverse range of industries, including distribution, healthcare, technology and others. Mr. Lockwood has particular skill in assessing a company's complete business context relative to its competitors and the marketplace. A skilled numbers man, he likes to look beyond the numbers for undervalued or misunderstood investment opportunities. Mr. Lockwood received a B.S. from California State University, Northridge.

     Roxbury Small-Cap Growth Fund

     The day-to-day management of the Fund is the responsibility of Roxbury's Small-Cap Growth Investment Team, which includes the individuals listed below. The Investment Team meets regularly to make investment decisions for the Fund.

     Steve Marshman, CFA joined Roxbury in July of 2002 and has thirteen years of investment management experience. From 1995 to July 2002, Mr. Marshman was with Columbia Management Group ( "Columbia ") where he was a Fund Manager on the Small/Mid Cap Investment Team as well as an Equity Analyst focusing on small/mid-cap securities. His responsibilities at Columbia also included management of Columbia's Technology

Fund. Prior to joining Columbia, Mr. Marshman was a fighter pilot in the U.S. Air Force. He has a B.S. from the U.S. Air Force Academy and an M.B.A. from Golden Gate University.

     Robert Marvin, CFA, CPA joined Roxbury in July 2002 and has thirteen years of investment management experience. From 1998 to July 2002, Mr. Marvin was with Columbia where he was a Fund Manager on the Small/Mid-Cap Investment Team as well as an Equity Analyst focusing on small/mid-cap securities. Prior to joining Columbia, he was Vice President and Consumer Analyst for The Seidler Companies, a Los Angeles based boutique research and brokerage firm. Mr. Marvin began his career at Deloitte & Touche where he earned his CPA and became a Senior Consultant. He has a B.S. from the University of California, Berkeley and an M.B.A. from UCLA.

     Brian Smoluch, CFA joined Roxbury in July 2002 and has nine years of investment management experience. From 1996 to July 2002, Mr. Smoluch was with Columbia where he was a Fund Manager on the Small/Mid-Cap Investment Team as well as an Equity Analyst focusing on small/mid-cap securities. From July 1994 to June 1996, he was a Financial Analyst at Salomon Brothers Investment Banking in New York City. He has a B.S. from the University of Virginia and an M.B.A. from Harvard University.

________________________________________________________________________________

SERVICE PROVIDERS
________________________________________________________________________________


     The chart below provides information on the primary service providers.

Asset
Management

                               Investment Adviser

                         Roxbury Capital Management LLC
                            100 Wilshire Boulevard,
                                   Suite 1000
                             Santa Monica, CA 90401

                        Manages the Fund's business and
                             investment activities.


Fund
Operations
                               Administrator and
                                Accounting Agent

                                   PFPC Inc.
                              301 Bellevue Parkway
                              Wilmington, DE 19809

                       Provides facilities, equipment and
                     personnel to carry out administrative
                       services related to the Funds and
                         calculates each Fund's NAV and
                                 distributions.


                                 WT MUTUAL FUND

                              Roxbury Mid-Cap Fund

                         Roxbury Small-Cap Growth Fund


Distribution
                                  Distributor

                      Professional Funds Distributor, LLC
                                 760 Moore Road
                           King of Prussia, PA 19406

                         Distributes the Fund's Shares.


Shareholder
Services
                                 Transfer Agent

                                   PFPC Inc.
                                 760 Moore Road
                           King of Prussia, PA 19406

                         Handles shareholder services,
                    including recordkeeping and statements,
                    payment of distributions and processing
                           of buy and sell requests.


Fund Asset
Safe Keeping
                                   Custodian

                            Wilmington Trust Company
                            1100 North Market Street
                              Wilmington, DE 19890

                     Holds each Fund's assets, settles all
                   portfolio trades and collects most of the
                    valuation data required for calculating
                           each Fund's NAV per share.

                            SHAREHOLDER INFORMATION

_______________________________________________________________________________

PRICING OF SHARES
_______________________________________________________________________________

     The price of each Fund's shares is based on its net asset value ( "NAV "). Each Fund values its assets based on current market values when such values are available. These prices normally are supplied by an independent pricing service. Any assets held by a Fund that are denominated in foreign currencies are valued daily in U.S. dollars at the foreign currency exchange rates that are prevailing at the time that the Funds' sub-administrator, PFPC Inc. ( "PFPC "), determines the daily NAV per share. To determine the value of those securities, PFPC may use a pricing service that takes into account not only developments related to specific securities, but also transactions in comparable securities.

     Securities that do not have a readily available current market value are valued in good faith using procedures adopted by the Board of Trustees. When a Fund uses fair value pricing to determine NAV, securities will not be priced on the basis of quotations from the primary market in which they are traded, but rather may be priced by another method that the Board of Trustees believes accurately relects fair value. The Funds' policy is intended to result in a calculation of a Fund's NAV that fairly reflects security values as of the time of pricing. However, fair values determined pursuant to the Funds' procedures may not accurately reflect the price that a Fund could obtain for a security if it were to dispose of that security as of the time of pricing.

     PFPC determines the NAV per share of the Funds as of the close of regular trading on the New York Stock Exchange ( "Exchange ") (currently 4:00 p.m. Eastern time) on each day that the Exchange and the transfer agent are open for business (each, a "Business Day "). The NAV is calculated by adding the value of all securities and other assets in a Fund, deducting its liabilities and dividing the balance by the number of outstanding shares in a Fund. The price at which a purchase, redemption or exchange is effected is based on the next calculation of NAV after the order is received by an authorized financial institution or the transfer agent and, under no circumstances will any order be accepted for purchase, redemption or exchange after the NAV calculation. Shares will only be priced on Business Days. In addition, foreign securities held by a Fund may trade on weekends or other days when the Fund does not calculate NAV. As a result, the market value of these investments may change on days when shares of the Funds cannot be bought or sold.

_______________________________________________________________________________

PURCHASE OF SHARES
_______________________________________________________________________________

     Fund shares are offered on a continuous basis and are sold without any sales charges. The minimum initial investment in the Funds' Institutional Shares is $100,000. Additional investments may be made in any amount. You may purchase shares as specified below.

     Investors may purchase shares of a Fund through financial intermediaries such as financial consultants, securities brokers, dealers or benefit plan administrators. Investors should contact their financial intermediary directly for appropriate instructions, as well as for information pertaining to account and any servicing or transaction fees that may be charged. Some financial intermediaries may appoint subagents.

     The Funds reserve the right to change the criteria for eligible investors and investment minimums.

     By Mail: You may purchase shares by sending a check drawn on a U.S. bank payable to Roxbury Funds, indicating the name and class of the Fund, along with a completed application (included at the end of this prospectus). If a subsequent investment is being made, the check should also indicate your Fund account number. When you make purchases by check, the Funds may withhold payment on redemptions until it is reasonably satisfied that the funds are collected (which can take up to 10 days). If you purchase shares with a check that does not clear, your purchase will be canceled and you will be responsible for any loss or fees incurred in that transaction. Send the check and application to:

     Regular Mail:                  Overnight Mail:
     _____________                  _______________

     Roxbury Funds                  Roxbury Funds
     c/o PFPC Inc.                  c/o PFPC Inc.
     P.O. Box 9828                  101 Sabin Street
     Providence, RI 02940           Pawtucket, RI 02860-1427

     By Wire: You may purchase shares by wiring federal funds readily available. Please call PFPC at (800) 497-2960 for instructions and to make specific arrangements before making a purchase by wire, and if making an initial purchase, to also obtain an account number.

     Additional Information Regarding Purchases: Purchase orders received by the transfer agent before the close of regular trading on the Exchange on any Business Day will be priced at the NAV that is determined as of the close of trading. Purchase orders received after the close of regular trading on the Exchange will be priced as of the close of regular trading on the following Business Day.

     Any purchase order may be rejected if a Fund determines that accepting the order would not be in the best interest of the Fund or its shareholders.

     It is the responsibility of the financial intermediary to transmit orders for the purchase of shares by its customers to the transfer agent and to deliver required funds on a timely basis, in accordance with the procedures stated above.

_______________________________________________________________________________

REDEMPTION OF SHARES
_______________________________________________________________________________

     You may sell (redeem) your shares on any Business Day. Redemptions are effected at the NAV next determined after the transfer agent has received your redemption request. If held for more than 60 days, there is no fee when Fund shares are redeemed. If shares are redeemed within 60 days of purchase, a redemption fee of 1.00% on the redemption amount may be charged. (See "Redemption Fee" below.) It is the responsibility of the financial intermediary to transmit redemption orders and credit their customers' accounts with redemption proceeds on a timely basis. Redemption checks are mailed on the next Business Day following receipt by the transfer agent of redemption instructions, but never later than 7 days following such receipt. Amounts redeemed by wire are normally wired on the date of receipt of redemption instructions (if received by the transfer agent before 4:00 p.m. Eastern time) or the next Business Day (if received after 4:00 p.m. Eastern time or on a non-Business Day), but never later than 7 days following such receipt. If you purchased your shares through a financial intermediary you should contact the financial intermediary for information relating to redemptions. The Fund's name and your account number should accompany any redemption request.

     Redemption Fees: A redemption fee of 1.00% of the total redemption amount (calculated at market value) may be imposed if you sell your shares within 60 days (the "Holding Period ") of your purchase of such shares. This fee will apply to redemptions processed for the purpose of receiving redemption proceeds or processing an exchange between the Roxbury Funds (see "EXCHANGE OF SHARES" below). This fee is paid directly to the respective Fund and is designed to offset brokerage commissions, market impact and other costs associated with short-term trading. For purposes of determining whether this fee applies, the shares that you have held the longest will be redeemed or exchanged first, however, shares purchased through the reinvestment of dividends or capital gain distributions or shares purchased with retirement plan contributions (e.g., payroll contributions) will not be matched with redemptions or exchanges for purposes of calculating the Holding Period. This fee will not apply in certain circumstances, including (i) shares redeemed (A) via a systematic withdrawal plan approved by the adviser, (B) through an automatic, nondiscretionary rebalancing or asset reallocation program approved by the adviser, (C) as part of a retirement plan participant-directed distribution, including but not limited to, death distributions, hardship withdrawals, loan withdrawals and qualified domestic relations orders, (D) as part of a retirement plan termination or restructuring, (E) to effect a transfer from one retirement plan to another retirement plan in the same Fund, or (F) by a Fund to cover various fees; or (ii) shares converted from one share class to another in the same Fund. See "EXCHANGE OF SHARES" for additional information regarding the exchange of shares of a Roxbury Fund.

     Frequent Purchases and Redemptions: The Funds are intended to be long-term investment vehicles and are not designed to provide investors with a means of speculating on short-term market movements (market timing). Frequent purchases and redemptions of Fund shares can disrupt the management of a Fund, negatively affect a Fund's performance, and increase expenses for all of a Fund's shareholders. In particular, frequent trading can: (i) force a Fund's portfolio managers to hold larger cash positions than desired instead of fully investing the Fund, which can result in lost investment opportunities; (ii) cause unplanned and inopportune portfolio turnover in order to meet redemption requests; (iii) increase broker-dealer commissions and other transaction costs as well as administrative costs for a Fund; and (iv) trigger taxable gains for other shareholders. Also, some frequent traders engage in arbitrage strategies, by which these traders seek to exploit pricing anomalies that can occur when a Fund invests in securities that are thinly traded (for example some small capitalization stocks) or are traded primarily in markets outside of the United States. Frequent traders using arbitrage strategies can dilute a Fund's NAV for long-term shareholders.

     IF YOU INTEND TO TRADE FREQUENTLY OR USE MARKET TIMING INVESTMENT STRATEGIES, YOU SHOULD NOT PURCHASE SHARES OF THE FUNDS.

     The Board of Trustees has adopted policies and procedures with respect to frequent purchases and redemptions of Fund shares. The Funds' policy is intended to discourage excessive trading in a Fund's shares that may harm long-term investors and to make reasonable efforts to detect and deter excessive trading. The Funds reserve the right to reject any purchase order or exchange request at any time and for any reason, without prior written notice. The Funds may, in certain circumstances, reverse a transaction determined to be abusive.

     The Funds will generally monitor trading activity within a 90-day period. The Funds may consider trading activity over a longer period than 90 days and may take into account market conditions, the number of trades and the amount of the trades in making such determinations. In applying these policies, the Funds consider the information available to it at the time and may consider trading activity in multiple accounts under common ownership, control or influence.

     When excessive or short-term trading is detected, the party involved may be banned from future trading in a Fund. Judgments related to the rejection of purchase and the banning of future trades are inherently subjective and involve some selectivity in their application. Roxbury will seek to make judgments and applications that are consistent with the interests of the affected Fund's shareholders.

     The Funds' policies for deterring excessive trading in Fund shares are intended to be applied uniformly to all Fund shareholders to the extent practicable. Some intermediaries, however, maintain omnibus accounts in which they aggregate orders of multiple investors and forward the aggregated orders to the Fund. Because the Funds receive these orders on an aggregated basis and because these omnibus accounts may trade with numerous fund families with different market timing policies, a Fund is substantially limited in its ability to identify or deter excessive traders or other abusive traders. The transfer agent for the Funds will use its best efforts to obtain the cooperation of intermediaries to identify excessive traders and to prevent or limit abusive trading activity, to the extent practicable. Nonetheless, a Fund's ability to identify and deter frequent purchases and redemptions of a Fund's shares through omnibus accounts is limited, and a Fund's success in accomplishing the objectives of the policies concerning excessive trading in Fund shares in this context depends significantly upon the cooperation of the intermediaries, which may have adopted their own policies regarding excessive trading which are different than those of the Funds.

     By Mail: If you redeem your shares by mail, you must submit written instructions accompanied by a medallion signature guarantee by a guarantor institution that is acceptable to the transfer agent, such as a domestic bank or trust company, broker, dealer, clearing agency or savings association, participating in a recognized signature guarantee program such as the Securities Transfer Agents Medallion Program (STAMP), Stock Exchanges Medallion Program
(SEMP) and New York Stock Exchange, Inc. Medallion Signature Program (MSP). Signature guarantees that are not part of these programs will not be accepted.

     Your written instructions must include the Fund name, your account number, your printed name, and your signature. You should mail your written instructions with a medallion signature guarantee to:

     Regular Mail:                  Overnight Mail:
     _____________                  _______________

     Roxbury Funds                  Roxbury Funds
     c/o PFPC Inc.                  c/o PFPC Inc.
     P.O. Box 9828                  101 Sabin Street
     Providence, RI 02940           Pawtucket, RI 02860-1427


     By Telephone: If you prefer to redeem your shares by telephone you may elect to do so. However there are risks. The Funds have safeguards and procedures to confirm the identity of callers and to confirm that the instructions communicated are genuine. If such procedures are followed, you will bear the risk of any loss.

     Additional Information Regarding Redemptions: Redemption proceeds may be wired to your predesignated bank account in any commercial bank in the United States if the amount is $1,000 or more. The receiving bank may charge a fee for this service. For amounts exceeding $10,000, proceeds may be mailed to your bank.

     In order to authorize the transfer agent to mail redemption proceeds to your account address of record, complete the appropriate section of the Application for Telephone Redemptions or include your account address of record when you submit written instructions. You may change the account that you have designated to receive amounts redeemed at any time. Any request to change the account designated to receive redemption proceeds should be accompanied by a medallion signature guarantee. A signature and a medallion signature guarantee are required for each person in whose name the account is registered. Further documentation will be required to change the designated account when a corporation, other organization, trust, fiduciary or other institutional investor holds the Fund shares.

     If shares to be redeemed represent a recent investment made by check, the Funds reserve the right to withhold the redemption proceeds available until it believes that the check has been collected (which could take up to 10 days).

     Small Accounts: If the value of your account falls below the investment minimum, the Funds may ask you to increase your balance. If the account value is still below the investment minimum after 60 days, your account may be closed and the proceeds sent to you. The Funds will not close your account if it falls below the investment minimum solely as a result of a reduction in your account's market value.

     For additional information on other ways to redeem shares, please refer to our SAI.

_______________________________________________________________________________

EXCHANGE OF SHARES
_______________________________________________________________________________

     You may exchange all or a portion of your Institutional Shares in a Fund for Institutional Shares of the following funds ("Roxbury Funds"):

     Roxbury Mid-Cap Fund
     Roxbury Small-Cap Growth Fund

     Redemption of shares through an exchange will be effected at the NAV per share next determined after the transfer agent receives your request. A purchase of shares through an exchange will be effected at the NAV determined at that time or as next determined thereafter. See "Taxes" for a discussion of the tax effect on an exchange of shares.

     Exchange transactions will be subject to the minimum initial investment and other requirements of a Fund into which the exchange is made. An exchange may not be made if the exchange would leave a balance in a shareholder's account of less than $100,000.

     Fees on Exchanges: If held for more than 60 days, there is no fee when Fund shares are redeemed to process an exchange for your account. If shares are redeemed within 60 days of purchase, a redemption fee of 1.00% on the redemption amount necessary for the exchange may be charged. See "Redemption of Shares" for additional information regarding redemptions and this fee.

     Prospectuses for the Roxbury Funds may be obtained, free of charge, on the Funds' website at http://www.RoxburyFunds.com or by calling (800) 497-2960. To obtain more information about exchanges, or to place exchange orders, contact the transfer agent, or, if your shares are held in an account with a financial intermediary, contact the financial intermediary. The Funds may terminate or modify the exchange offer described here and will give you 60 days notice of such termination or modification.

_______________________________________________________________________________

DISTRIBUTIONS
_______________________________________________________________________________

     Distributions from the net investment income, if any, of a Fund are declared and paid annually to you. Any net capital gain realized by a Fund will be distributed annually.

     Distributions are payable to the shareholders of record at the time the distributions are declared (including holders of shares being redeemed, but excluding holders of shares being purchased). All distributions are reinvested in additional shares, unless you elect to receive the distributions in cash. Shares become entitled to receive distributions on the day after the shares are issued.

_______________________________________________________________________________

TAXES
_______________________________________________________________________________

     As long as a Fund meets the requirements for being a "regulated investment company," it pays no Federal income tax on the earnings and gains it distributes to shareholders. While the Funds may invest in securities that earn interest exempt from Federal income tax, the Funds' invests primarily in taxable securities. The Funds' distributions of net investment income and net short-term capital gains, if any, whether received in cash or reinvested in additional Fund shares, are generally taxable to you as ordinary income. If a Fund has dividend income that qualifies as qualified dividend income, the maximum amount allowable will be designated by the Fund and such amount will be taxable to individual shareholders at a stated maximum rate of 15%. The Funds will notify you following the end of the calendar year of the amount of dividends and other distributions paid that year.

     A Fund's distribution of a net capital gain, if any, whether received in cash or reinvested in additional Fund shares, are taxable to you as long-term capital gain regardless of the length of time you have held your shares. You should be aware that if Fund shares are purchased shortly before the record date for any dividend or net capital gain distribution, you will pay the full price for the shares and will receive some portion of the price back as a taxable distribution. The Funds anticipate the distribution of net capital gains.

     It is a taxable event for you if you sell or exchange Fund shares. Depending on the purchase price and the sale price of the shares you exchange, you may have a taxable gain or loss on the transaction. You are responsible for any tax liability generated by your transactions.

     State and Local Income Taxes: You should consult your tax adviser concerning state and local taxes, which may have different consequences from those of the Federal income tax law.

     This section is only a summary of some important income tax considerations that may affect your investment in a Fund. Any discussion of tax matters contained in this prospectus is not intended or written to be used, and cannot be used, for the purpose of avoiding any penalties that may be imposed under the Federal tax laws. More information regarding those considerations appears in our SAI. You are urged to consult your tax adviser regarding the effects of an investment on your tax situation.

                           DISTRIBUTION ARRANGEMENTS

     Professional Funds Distributor, LLC manages the Funds' distribution efforts and provides assistance and expertise in developing marketing plans and materials, enters into dealer agreement with broker-dealers to sell shares and provides shareholder support services, directly or through affiliates. The Institutional Shares of the Funds do not charge any sales loads, deferred sales loads or other fees in connection with the purchase of shares. Roxbury may pay brokers, financial intermediaries or service providers an amount calculated as a percentage of assets held by customers of the recipient. Please contact your broker, financial intermediary or service provider for details about payments it may receive.

_______________________________________________________________________________

SHARE CLASSES
_______________________________________________________________________________

     Each Fund issues Institutional Shares and Investor Shares. Each class of shares bears a pro-rata portion of a Fund's common expenses in addition to expenses directly attributable to that class. Institutional Shares are offered to retirement plans and other institutional investors. Any investor may purchase Investor Shares.

                              FOR MORE INFORMATION

     FOR INVESTORS WHO WANT MORE INFORMATION ON THE FUNDS, THE FOLLOWING DOCUMENTS ARE AVAILABLE FREE UPON REQUEST:

     Annual/Semi-Annual Reports: Additional information about the Funds' investments is available in the Funds' annual and semi-annual reports to shareholders. These reports contain performance data and information on the Funds' holdings, operating results and a discussion of the market conditions and investment strategies that significantly affected the Funds' performance for the most recently completed fiscal year or half-year. The annual report will also include a discussion of the market conditions and investment strategies that significantly affected each Fund's performance during its last fiscal year.

     Statement of Additional Information ("SAI"): The SAI provides additional technical and legal descriptions of the Funds' policies, investment restrictions, risks, and business structure, including a description of the Funds' policies and procedures with respect to the disclosure of the Funds' portfolio security holdings. The information in the SAI is incorporated into this prospectus by this reference.

     Copies of these documents and answers to questions about the Funds may be obtained without charge by contacting:

     The Roxbury Funds
     c/o PFPC Inc.
     101 Sabin Street
     Pawtucket, RI 02860-1427
     (800) 497-2960
     9:00 a.m. to 5:00 p.m. Eastern time

     The Funds' SAI and annual and semi-annual reports are accessible, free of charge, on the Fund's website http://www.roxburyfunds.com. Reports and information about the Funds (including the SAI also may be viewed or downloaded, free of charge, from the EDGAR database on the SEC's website at http://www.sec.gov. Such information can also be reviewed and copied at the Public Reference Room of the Securities and Exchange Commission in Washington, D.C. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov or by writing the Public Reference Room of the SEC, Washington, D.C., 20549-0102. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (202) 942-8090.


     FOR MORE INFORMATION ON OPENING A NEW ACCOUNT, MAKING CHANGES TO EXISTING ACCOUNTS, PURCHASING, EXCHANGING OR REDEEMING SHARES, OR OTHER INVESTOR SERVICES, PLEASE CALL (800) 497-2960.


            The investment company registration number is 811-08648.



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